EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of March 1st, 2016, by and between Pineapple Express, Inc., a Wyoming Corporation (the “Company”), and Matthew Feinstein, a resident of California (“Employee”). This Agreement takes effect March 1st 2016.

WITNESSETH: THAT

WHEREAS, the Company desires to employ Employee, and Employee desires to be employed by the Company, upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, the Company and Employee agree as follows:

1. EMPLOYMENT

1.1 Employment. The Company and Employee wish to enter into this Agreement to document the terms of their employment relationship. Employee’s title shall be CEO of the Company. Employee’s job description and work schedule are attached hereto as Exhibit A. Employee shall faithfully, honestly and efficiently perform his duties, as described on Exhibit A, in accordance with the written policies and written directives of the Company. Employee shall report to the Board of Directors.

1.2 Exempt Position. This is an exempt position under applicable state and federal laws.

1.3 Employment Standards. In the performance of Employee’s duties under this Agreement, Employee shall adhere to such employment standards, ethical practices and standards of care and competence as are customary for employees holding similar positions within the Company and with employers similar to the Company.

1.4 No Other Employment Restrictions. Employee warrants to the Company that Employee is not subject to any noncompetition or nondisclosure agreement with any third party that prohibits or restricts Employee’s employment by the Company or the performance of Employee’s duties hereunder. Employee covenants to the Company that Employee shall not become subject to any noncompetition or nondisclosure agreement with any third party that would prohibit or restrict Employee’s employment by the Company or the performance of Employee’s duties hereunder.

2. TERMINATION OF EMPLOYMENT

2.1 Term; At-Will Employment. The term of this Agreement shall begin as of March 1st 2016 and shall continue through March 30th 2017 (the “Term”), unless sooner terminated as provided in this Section 2. Employee’s employment with the Company shall be “at-will” and may be terminated at any time and for any or no reason whatsoever, including with or without Cause upon two (2) weeks prior notice at the option of either Employee or the Company, except that Employee’s employment may be terminated immediately for Cause in accordance with Section 2.6 below. No provision of this Agreement shall be construed as conferring upon Employee a right to continue as an employee of the Company. This “at-will” status may not be altered without an express written agreement signed by Employee and Manager, specifically referencing this Section. Employee and the Company may mutually agree to renew this Agreement upon expiration.

2.2 By Death. This Agreement shall terminate upon the death of Employee. The Company shall pay Employee’s beneficiaries or estate, as appropriate, within six (6) weeks’ written notice to the Company, compensation and benefits due and owing Employee as of the date of Employee’s death. Thereafter, all obligations of the Company under this Agreement shall cease, except as set forth in Section 10.1.

2.3 By Disability. If, by reason of any physical or mental disability, Employee has been or will be prevented from properly performing substantially all of his duties under this Agreement for more than ninety (90) days in any 365-day period, then, to the extent permitted by law, the Company may terminate this Agreement upon six (6) weeks’ advance written notice to Employee. The Company shall pay Employee all compensation and benefits to which he is entitled through the last business day of the notice period; thereafter, all obligations of the Company under this Agreement shall cease, except as provided in Section 10.1. After termination, Employee shall remain bound by specific obligations set forth in this Agreement, as indicated in the applicable Sections of this Agreement.

2.4 Termination by Employee. Employee may terminate this Agreement for any reason by giving the Company at least two (2) weeks advance written notice. On the actual date of termination, Employee shall be paid all wages and benefits through the date of termination and thereafter all obligations of the Company under this Agreement shall cease, except as provided in Section 10.1. After termination, Employee shall remain bound by specific obligations set forth in this Agreement, as indicated in the applicable Sections of this Agreement.

2.5 Termination by Employee for Good Reason. During the Term, Employee may terminate this Agreement for Good Reason, but only after Employee has provided written notice to the Company identifying in reasonable detail the basis therefor and delivered within thirty (30) days after Employee’s actual knowledge of the event or circumstance providing such basis, and the Company has not cured such condition within forty five (45) days following delivery of such written notice. After termination, Employee shall remain bound by specific obligations set forth in this Agreement, as indicated in the applicable Sections of this Agreement. On the actual date of termination (which shall be the first business day following the Company’s failure to cure such condition as described in the preceding sentence), Employee shall be paid all wages and benefits through the date of termination and thereafter all obligations of the Company under this Agreement shall cease except as set forth in Section 10.1. For purposes of this Agreement, “Good Reason” shall mean:

2.5.1 a material breach by the Company of any provision of this Agreement;

2.5.2 a reduction in Employee’s base salary below the level required by Section 3.1 of this Agreement;

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2.5.3 a relocation of the Employee’s principal place of employment by more than 25 miles, except for required travel on Company business to an extent substantially consistent with the Employee’s business travel obligations as of the date of relocation; or

2.5.4 the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

2.6 Termination by Company for Cause. The Company may terminate this Agreement for Cause immediately upon the Company’s delivery of written notice of termination to Employee. For purposes of this Agreement, “Cause” shall mean:

2.6.1 any material act of dishonesty by Employee against the Company or unauthorized disclosure of material Confidential Information (as that term is defined below);

2.6.2 Employee’s commission of an act of fraud or any criminal act that adversely affects the business or reputation of the Company or any other member of the Company;

2.6.3 Employee’s material breach of any provision of this Agreement (unless any such breach is the result of Employee’s death or disability), which breach continues without the satisfactory cure thereof (as reasonably determined by the Manager) by Employee for a period of thirty (30) days following written notice thereof from the Manager to Employee, identifying in reasonable detail the alleged breach;

2.6.4 chronic alcoholism or drug use of or by Employee which is not otherwise protected by the Americans with Disabilities Act, as amended, or a willful act involving moral turpitude (determined by applying the moral standards of the Company’s principal place of business) by Employee, in each case which interferes with Employee’s performance of his duties or which have a material adverse effect on the reputation of the Company or any member of the Company or their respective products, trademarks or goodwill;

2.6.5 Employee’s engaging in any act or making a public statement that creates a major newsworthy public scandal;

2.6.6 Employee’s granting of rights, authorizing, and/or knowingly assisting or facilitating the use of Employee’s name or likeness in connection with any products and/or services that could be detrimental to the image of the Company or any member of the Company, including any sexual device, pornographic material, firearm, tobacco products, feminine hygiene products, laundry or toilet paper products;

2.6.7 A material breach by Employee of his obligations under this Agreement, which breach remains uncured after the applicable cure period, if any, described in this Agreement;

2.6.8 Employee’s willfully aiding a competitor of the Company or willfully engaging in activities damaging to the Company (provided that this provision shall not apply to the Company’s competing with any member of the Company or doing business with a competitor of any such entity, and Employee may participate in such activities by the Company); or

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2.6.9 the commission by Employee of any willful, reckless or grossly negligent act or failure to act in connection with his performance of his duties as set forth herein or any breach of Employee’s fiduciary duties to the Company, which act, failure to act or breach has a material adverse effect on the reputation of Employee, the Company or any member of the Company or on any of their respective products, trademarks or goodwill.

For purposes of this Agreement, “moral turpitude” shall mean any of the following: (a) the act of baseness, vileness or the depravity in private and social duties which man or woman owes to his or his fellow man or woman, or to society in general, contrary to accepted and customary rule of right and duty between man or woman and man or woman; (b) act or behavior that gravely violates moral sentiment or accepted moral standards of community and is a morally culpable quality held to be present in some criminal offenses as distinguished from others; or (c) the quality of a crime involving grave infringement of the moral sentiment of the community as distinguished from statutory mala prohibita. For purposes of this Agreement, “Cause” shall not include or be predicated upon any act or omission by the Employee, which is taken or made either (a) at the direction of the Manager or any executive officer or director of the Company; (b) in good faith, under the Employee’s reasonable belief that the act or omission was in the best interests of the Company; (c) pursuant to the advice of the Company’s counsel; or (d) to comply with a lawful court order, directive from a federal, state or local government agency or industry regulatory authority, or subpoena.

After termination for Cause, Employee shall remain bound by specific obligations set forth in this Agreement, as indicated in the applicable Sections of this Agreement. On the actual date of termination for Cause, Employee shall be paid all wages and benefits through the date of termination and thereafter all obligations of the Company under this Agreement shall cease except as set forth in Section 10.

2.6.10 Severance. In the event that Employee terminates his employment with or without cause or the Company terminates Employee employment with or without cause, Employee shall be entitled to receive a severance payment of $180,000.

COMPENSATION

2.7 Salary. The Company shall pay Employee annual base salary equal to $180,000. Base salary shall be paid in accordance with the Company’s regular payroll procedures. In any period in which Employee is employed for less than the entire period or for any other reason is not on the active payroll as an employee the entire period, the compensation payable under this Section 3.1 shall be prorated on the basis of the number of days during which Employee was employed, divided by the number of days in such period. Employee will be reviewed at the end of the term of the agreement.

2.8 Bonus. Employee shall be eligible to receive performance based bonuses from the Company and/or stock options from Parent. Any such bonuses will be at the Company’s sole discretion and any such stock option grants will be at the sole discretion of Company.

2.9 Participation in Benefit Plans. During the Term, Employee shall be entitled to participate in employee benefit plans or programs as agreed by the Company and Employee. Subject to Section 3.4 of this Agreement, the Company, in its sole and absolute discretion, may discontinue, reduce or otherwise change any benefit now or hereafter offered to its work force or senior managers.

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2.10 Withholdings and Deductions. Employee’s salary and all other compensation payable to Employee shall be paid minus required payroll withholdings and deductions for federal, state and local income, FICA, unemployment compensation, disability and other similar taxes or assessments.

3. REIMBURSEMENT OF BUSINESS EXPENSES

The Company will promptly reimburse Employee for all items of necessary business travel and miscellaneous business expenses reasonably incurred by him on behalf of the Company, provided that such expenses and costs shall be reimbursed subject to such rules, regulations and policies established from time to time by the Company or as may be required by applicable federal, state or local tax laws, rules or regulations.

4. CONFIDENTIAL INFORMATION

4.1 Definition of Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean all aspects of the business and/or personal lives of any past, present or future officer, director or owner of the Company, subject to Section 8 hereof, all trade secrets and other proprietary and confidential information relating to the Company or any member of the Company and whether or not designated or marked as “confidential”, including financial information, payroll information, pricing information and cost of goods or sales information, employee information, product sourcing information, formulas, designs, patterns, computer data or programs, know-how, data, existing and prospective customers, vendors, and suppliers and any lists of same, files and prices, agreements and contracts, documents, methods of conducting business, financial and accounting statements and records, business plans, budgets and projections, prospective customer and vendor proposals, technical information, marketing materials and concepts, methods for developing and maintaining business relationships with vendors, customers and prospective customers and any information designated as Confidential Information by the Company. The terms and existence of this Agreement are hereby designated as Confidential Information.

4.2 Employee’s Acknowledgments. Employee acknowledges that (i) in the course of Employee’s employment with the Company, Employee will acquire Confidential Information of the Company; (ii) the Confidential Information is the property of the Company, and/or the respective member of the Company; (iii) the use or disclosure of the Confidential Information would constitute a breach of trust and could cause irreparable injury to the Company, Parent and/or the member of the Company; and (iv) it is essential to the protection of the goodwill of the Company and/or the member of the Company and to the maintenance of their respective competitive positions that Employee never disclose Confidential Information to others or use Confidential Information to Employee’s own advantage or to the advantage of others or ever in any way to the disadvantage of the Company, Parent and/or a member of the Company.

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4.3 Non-Disclosure of Confidential Information. Employee shall hold all Confidential Information in trust for the Company and/or the members of the Company. Employee shall not appropriate or disclose or make available any Confidential Information to anyone or for use outside the Company at any time, either during his employment with the Company or thereafter, except as required in the performance of his duties hereunder. In addition to the foregoing, Employee shall be bound by California’s Uniform Trade Secrets Act, as such may be interpreted by state and federal courts. Pursuant to the terms of that Act, Employee shall not, either during his employment or afterwards, directly or indirectly, use for any purpose, disclose to any person or entity, acquire by any improper means, or otherwise misappropriate, any of the trade secrets of the Company and/or the trade secrets of any member of the Company, whether or not the information is acquired, learned or developed by Employee alone or in conjunction with others. Finally, the obligations of Employee and the rights and remedies of the Company and/or the members of the Company under this Section 5 are cumulative, meaning in addition to and not in lieu of, any obligation, right, or remedy created by applicable law relating to misappropriation or theft of Confidential Information.

4.4 Exceptions. Confidential Information does not include information which (i) becomes generally known to the public without breach of any obligation of confidentiality owing to the Company or any member of the Company; (ii) becomes available to Employee on a non- confidential basis from a third party that is not bound by a confidentiality agreement with or subject to any obligation or duty of confidentiality to the Company or any member of the Company; or (iii) is required by applicable Law, Rule, Regulation or Order to be disclosed, provided that Employee shall provide the Company with prompt written notice of any such order prior to disclosure so that appropriate protective orders may be sought and shall reasonably cooperate without charge with the Company and/or the members of the company should the same wish to act in or contest such matter, and Employee shall in such regard execute all documents reasonably requested. For purposes of this Agreement, “Law, Rule, Regulation or Order” means any statute, law, rule, regulation, notice or filing requirement, ordinance, code, guidelines, subpoena, notice, judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority or any arbitration authority that is binding on or applicable to a party. Employee may share this Agreement with his spouse and tax and/or legal advisors, provided that each such advisor agrees and shall be bound by the obligation to keep the existence and terms of this Agreement confidential.

4.5 A Public Company. Employee acknowledges that (i) in his relationship with the Company he may have access to material, non-public inside information about the Company or a member of the Company, and (ii) Company is a public company with securities listed and quoted. Employee agrees that he is subject to and shall comply with all laws, rules and regulations, applicable to trading in Company’s stock, including those prohibiting trading on material, non- public inside information.

5. INTELLECTUAL PROPERTY

5.1 Definition of Intellectual Property Rights. For purposes of this Agreement, “Intellectual Property Rights” shall mean all intellectual or proprietary rights, including all (i) trademarks, tradenames, service marks, fictitious business names, or other similar rights, whether or not registered, and all pending applications for any such registrations, (ii) copyrights, copyrightable materials or pending applications therefor, (iii) inventions, discoveries, ideas, concepts, designs, improvements and drawings, (iv) computer software (including all source and object codes and manuals) or hardware and mask works, (v) patents and patent applications, and (vi) Confidential Information.

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5.2 Ownership of Intellectual Property. All Intellectual Property Rights (whether or not patentable or copyrightable) made, conceived, written, developed, or first reduced to practice by Employee, whether solely or jointly with others and whether or not during regular hours of work, during the period of Employee’s employment with the Company, including the period prior to the Effective Date of this Agreement, and which relate in any manner to the actual or anticipated business of the Company or which result from or are suggested by any task assigned to Employee or by any of the work Employee has performed or may perform for the Company shall be the sole and exclusive property of the Company. To the extent Employee may retain any interest in any Intellectual Property Right by operation of law or otherwise, Employee hereby assigns and transfers to the Company all of Employee’s entire right, title, and interest in and to all such Intellectual Property Rights.

5.3 Copyrights. All copyrightable material, including all computer software, codes, documentation, and manuals related thereto, that Employee develops or prepares for the Company shall constitute works made for hire and the Company shall have all right, title, and interest in such material and shall be the author thereof for all purposes under applicable copyright laws.

5.4 Attorney-in-Fact. Employee hereby appoints the Company, for the period of Employee’s employment, and for three (3) years thereafter, as Employee’s attorney-in-fact for the purpose of executing, in Employee’s name and on Employee’s behalf, such instruments or other documents as may be necessary to transfer, confirm and perfect in the Company the rights Employee has granted to the Company pursuant to this Section 6.

5.5 Assistance. During the term of Employee’s employment, and for three (3) years thereafter, Employee shall assist the Company to obtain for its own benefit trademarks, patents and/or copyrights thereon in any and all jurisdictions as may be designated by the Company, and Employee shall execute when requested, patent and/or copyright applications and assignments thereof to the Company or persons designated by the Company, and any other lawful documents deemed necessary by the Company to carry out the purposes of this Agreement. Employee shall further assist the Company in every way to enforce any patent, copyright, trade secret, or other Intellectual Property Rights of the Company, including testifying in any suit or proceeding involving any Intellectual Property Right or executing any document deemed necessary by the Company, all without further consideration, but at the expense of the Company for out of pocket loss.

5.6 Per Diem. The obligations and undertakings stated in this Section 6 shall continue beyond the termination of Employee’s employment by the Company, but if Employee is called upon to render such assistance after the termination of Employee’s employment, then Employee shall be entitled to a per diem fee of $300 per day in addition to reimbursement of any out-of- pocket expenses incurred at the request of the Company.

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6. NON-COMPETITION

6.1 Non-Competition. In the view of the foregoing, Employee agrees that, during the Covenant Period (as defined herein), he will not, directly or indirectly, engage in, own (in whole or in part), manage, control, participate in, work for, permit its name to be used by, consult with, render services for, do business with or otherwise assist in any manner or maintain any interest in, or provide or arrange any financing for (whether as director, officer, employee, agent, representative, security holder, equity owner, partner, member, consultant or otherwise) any person located in the United States or any other country which is material to the Company’s business as of the date of his termination of employment with the Company and is (i) engaged in the cannabis industry, or (ii) in competition with the Company’s business activities as they existed at the time of the termination of Employee’s employment with the Company; provided, however, that Employee shall be permitted to acquire a passive equity investment in such a business (and in this regard Employee shall not, directly or indirectly, be an officer, manager, employee, independent contractor, general partner, agent, or independent contractor, or hold any like position, of, for or with any such business), and provided further that such passive equity investment interest (together with all other interests in such business beneficially owned by Employee or any affiliate of Employee) does not constitute more than five percent (5%) of the outstanding securities of any class of equity securities of such business that are listed on a national securities exchange or publicly traded in an over-the-counter market. As used herein, the “Covenant Period” means the period beginning on the date hereof and ending on the date one year after the termination of Employee’s employment with the Company for any reason.

6.2 Non-Solicitation. Employee agrees that, during the Covenant Period, Employee will not (i) directly or indirectly, solicit, induce or in any manner encourage any independent contractor, producer, agent or business partner of the Company or a member of the Company, whose relationship with the Company or such member of the Company is material to the Company or any present employee of the Company or person who is an employee of the Company during the Covenant Period, to leave the employ or otherwise terminate or reduce their relationship with the Company or the member of the Company, or (ii) solicit or induce or attempt to solicit or induce any of the Company’s suppliers or customers who engaged in a business transaction with the Company or its successors at any time during Employee’s employment or the two-year period prior to the date hereof to terminate such person’s relationship with the Company or any member of the Company, nor shall Employee interfere with or disrupt (or attempt to interfere with or disrupt) any such relationship.

6.3 Non-Disparagement. Employee agrees that Employee will not, during Employee’s employment with the Company and indefinitely thereafter, disparage the Company, any member of the Company or any of the past, present or future employees, officers, directors, owners or products of any of them.

6.4 Additional Acknowledgements and Agreements. Employee hereby acknowledges and agrees that the covenants set forth in this Section 7 are reasonable as to time, scope and area and are not unduly burdensome on Employee. Employee further acknowledges and agrees that the duration of the Covenant Period shall be extended by and for the term of any period during which Employee is in material violation of any covenant set forth in Section 7.3, Section 7.4 or Section 7.5, as the case may be; provided, however, the Covenant Period shall not be extended for a period that exceeds six months (6 months) pursuant to this Section 7.5. Finally, Employee agrees that if any provision of this Section 7 is so broad, in time, scope, area, or otherwise as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable. If at the time of enforcement of this Section 7, a court shall hold that the duration, scope or area restrictions stated or implied herein are unreasonable, the parties agree that the maximum reasonable duration, scope or area shall be substituted for the stated or implied duration, scope or area.

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6.5 Injunctive Relief. Each of the Company and Employee recognizes and affirms that in the event of breach of any of the provisions of Section 7.3, Section 7.4 or Section 7.5, as the case may be, money damages would be inadequate and there would be no adequate remedy at law. Accordingly, Employee agrees that, notwithstanding the provisions of Section 10 below, the Company shall have the right, in addition to any other rights and remedies existing in its favor, to enforce Section 7.3, Section 7.4 or Section 7.5, as the case may be, not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security in order to enforce or prevent any violations (whether anticipatory, continuing or future) of any of the provisions of Section 7.3, Section 7.4 or Section 7.5, as the case may be.

7. RIGHTS AND OBLIGATIONS UPON TERMINATION

All artwork, records and documents made by Employee or coming into Employee’s possession during employment with the Company and concerning the business or affairs of the Company or of any member of the Company and all other Confidential Information (all collectively, the “Company Information”) shall be the sole property of the Company or of the member of the Company, as applicable. Upon termination of Employee’s employment with the Company for any reason whatsoever, Employee shall promptly return to the Company all of the Company Information without making, retaining or transferring to any other person any copies thereof.

8. NOTICES

Any notice, demand or request which may be permitted, required or desired to be given in connection with this Agreement shall be given in writing and directed to the parties as follows:

If to the Company:	Pineapple Express, Inc.
10351 Santa Monica Blvd., Suite 420
Los Angeles, California 90025
Attention: Christopher Plummer
E-mail: christopherp@pineappleexpress.com
Facsimile: (310) 388-0878

If to Employee:	Matthew Feinstein
1326 Londonderry View Dr., #5
Los Angeles, CA 90069

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A notice shall be deemed properly delivered (i) upon mechanical confirmation of successful transmission generated by the sending facsimile machine or e-mail server if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, certified mail, on or before two (2) business days after its delivery by facsimile or e-mail delivery, (ii) on the first business day after deposit with a commercial overnight courier service, or (iii) five (5) days after deposit in the U.S. mail, postage prepaid. Any party may change its address for delivery of notices by properly notifying the others pursuant to this Section.

9. MISCELLANEOUS

9.1 Remedies; Survival. Employee recognizes and affirms that in the event of breach of any of the provisions of Section 5 (Confidential Information), Section 6 (Intellectual Property) or Section 7 (Non-Solicitation), money damages would be inadequate and there would be no adequate remedy at law. Accordingly, the Company shall have the right, in addition to any other right or remedy existing in its favor, to enforce such Sections not only by an action or actions for damages, but also by an action or actions for specific performance, injunction and/or other equitable relief without posting any bond or security in order to enforce or prevent any violations (whether anticipatory, continuing or future) of any of the provision of such Sections. Any provision of this Agreement that imposes an obligation or restriction, or confers a right or benefit, the observance, performance, or exercise of which may or must occur after the termination or expiration of this Agreement, shall survive the termination or expiration of this Agreement and termination of Employee’s employment hereunder.

9.2 Governing Law. This Agreement is made under and shall be governed by and construed in accordance with the substantive laws, but not the laws of conflicts, of the State of California.

9.3 Successors and Assigns; Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors. Neither party shall assign this Agreement or delegate an obligation under this Agreement. Notwithstanding the foregoing provisions of this Section 10.3, the Company may assign or delegate its rights, duties and obligations hereunder to any entity controlling, controlled by, or under common control with the Company. The Company shall require any successor to all or substantially all of the assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

9.4 Integration. This Agreement is intended to be the final, complete, and exclusive statement of the terms of Employee’s employment with the Company. Upon its effective date, this Agreement supersedes all other prior and contemporaneous agreements and statements, whether written or oral, express or implied, pertaining in any manner to the employment of Employee with the Company, and may not be contradicted by oral statements or business practice.

9.5 Amendments. No amendment to this Agreement may be made except by a writing signed by Employee and approved in writing by the Manager, specifically referencing this Section.

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9.6 No Waiver. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provision of this Agreement, except by a clear waiver in writing signed by the party against whom enforcement of the waiver or estoppel is sought. No written waiver shall be deemed a continuing waiver unless specifically so stated.

9.7 Severability. To the extent any provision of this Agreement shall be held invalid or unenforceable, it shall be considered deleted and the remainder of such provision and of this Agreement shall be unaffected.

9.8 Other. No heading used in this Agreement shall be deemed to constitute a part hereof. Time is of the essence of this Agreement, and all of the obligations of each party. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural and the pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, feminine and neuter, and the words “include”, “includes”, and “including” shall mean “include, without limitation”, “includes, without limitation” and “including, without limitation”, respectively. This Agreement may be executed in any number of identical counterparts, any of which may contain the signatures of less than all parties, and all of which together shall constitute a single agreement. The subject matter and language of this Agreement has been the subject of negotiations between the parties, and this Agreement has been jointly prepared by the parties. Accordingly, this Agreement shall not be construed against either party on the basis that this Agreement was drafted by such party or its counsel.

9.9 Code Section 409A. Notwithstanding anything contained in this Agreement to the contrary, if Employee is deemed by the Company at the time of Employee’s “separation from service” with the Company to be a “specified employee,” each within the meaning of Section 409A of the Code (“409A”), any compensation or benefits to which Employee becomes entitled under this Agreement (or any agreement or plan referenced in this letter) in connection with such separation shall not be made or commence until the date which is six (6) months after Employee’s “separation from service” (or, if earlier, Employee’s death). Such deferral shall only be effected to the extent required to avoid adverse tax treatment to Employee, including (without limitation) the additional twenty percent (20%) tax for which Employee would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any compensation or benefits which would have otherwise been paid during that period (whether in a single sum or in installments) in the absence of this Section shall be paid to Employee or Employee’s beneficiary in one lump sum.

If any payment or benefit under this Agreement would be subject to the excise tax imposed by Section 409A of the Code (or any similar state law) or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “409A Excise Tax”), then Employee will be entitled to receive from the Company an additional payment (the “409A Tax Restoration Payment,” and any iterative payments pursuant to this paragraph also shall be “409A Tax Restoration Payments”) in an amount that shall fund the payment by Employee of any 409A Excise Tax, as well as all income and employment taxes on the 409A Tax Restoration Payment, any 409A Excise Tax imposed on the 409A Tax Restoration Payment and any interest or penalties imposed with respect to income and employment taxes imposed on the 409A Tax Restoration Payment. For this purpose, all income taxes will be assumed to apply to Employee at the highest marginal rate. Any 409A Tax Restoration Payment shall be paid to Employee, or for his benefit, in accordance with 409A, no later than the earlier of (i) fifteen (15) days following any determination by the Internal Revenue Service that 409A Excise Taxes are owed and (ii) the calendar year following the calendar year in which the related taxes are remitted to the applicable taxing authority.

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In no event shall the Employee be entitled to any 409A Tax Restoration Payment or related payments under this paragraph if the Employee fails to timely execute any amendment or other document requested by the Company that are intended to cause such payment or benefit to comply with Section 409A, which amendment or document does not adversely affect Employee’s substantive economic benefits under this Agreement.

This Agreement is intended to comply with Section 409A of the Code and the interpretative guidance thereunder, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and shall be administered accordingly. The Agreement shall be construed and interpreted with such intent. If any provision of this Agreement needs to be revised to satisfy the requirements of Section 409A of the Code, then such provision shall be modified or restricted to the extent and in the manner necessary to be in compliance with such requirements of the Code and any such modification will attempt to maintain the same economic results as were intended under this Agreement. Each payment under this Agreement is intended to be treated as one of a series of separate payment for purposes of Section 409A of the Code and Treas. Reg. §1.409A-2(b)(2)(iii) (or any similar or successor provisions).

9.10 Indemnification. To the fullest extent permitted by applicable law, the Company shall indemnify and defend Employee against any and all expenses (including attorney’s fees and related costs), damages, judgments, fines and amounts paid in settlement and any other amounts that Employee becomes legally obligated to pay because of any claim or claims made against or by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, arbitrational, administrative or investigative (including an action by or in the right of the Company) to which Employee is, was or at any time becomes a party, or is threatened to be made a party, by reason of the fact that Employee is or was an employee, officer, or other service provider of the Company, other than in the event of bad faith or willful misconduct on the part of Employee. The benefits provided to Employee in this Section 10.10 shall continue as to Employee after he has ceased to provide services to the Company and shall inure to the benefit of the heirs, executors, and administrators of Employee. In the event of indemnification under this section, Company solely shall control the defense of the underlying claim or threatened, pending or completed action, suit or proceeding. The Company’s obligations under this Section 10.10 shall survive the termination of this Agreement indefinitely.

9.11 No Breach. Notwithstanding anything to the contrary in this Agreement (including, without limitation, under Sections 5, 6, and 7), Employee shall not breach this Agreement by reason of the Company’s competing with any member of the Parent Group or the Company’s doing business with a competitor of any such entity and/or Employee’s participation in such activities by the Company.

9.12 Code Section 280G. If any payment or benefit Employee would receive from the Company, Parent, any member of the Parent Group, any other affiliate of the Company, any acquirer of the Company, and/or pursuant to this Agreement, but determined without regard to any additional payment required under this section, (collectively, the “280G Payment”) would (x) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (y) be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties payable with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “280G Excise Tax”), then such 280G Payments shall be either (a) the full amount of such 280G Payments or (b) such lesser amount (with cash payments being reduced first) as would result in no portion of the 280G Payments being subject to the 280G Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local employment taxes, income taxes and the 280G Excise Tax, results in Employee’s receipt, on an after-tax basis, of the greater amount of the 280G Payments notwithstanding that all or some portion of the 280G Payments may be subject to the 280G Excise Tax.

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The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the change of control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is also serving as accountant or auditor for the individual, entity or group which will control the Company upon the occurrence of a change of control, the Company shall appoint a nationally recognized accounting firm other than the accounting firm engaged by the Company for general audit purposes to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.

The Company shall request that the accounting firm engaged to make the determinations hereunder provide its calculations, together with detailed supporting documentation, to the Company and Employee within thirty (30) days after the date on which such accounting firm has been engaged to make such determinations or such other time as requested by the Company or Employee. If the accounting firm determines that no 280G Excise Tax is payable with respect to a 280G Payment, the Company shall request that it furnish the Company and Employee with an opinion reasonably acceptable to Employee that no 280G Excise Tax will be imposed with respect to such 280G Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding, and conclusive upon the Company and Employee. Notwithstanding the foregoing, if the Internal Revenue Service determines that 280G Excise Taxes are owed, the Company shall promptly pay the 280G Tax Restoration Payment to Employee.

10. BINDING CONFIDENTIAL ARBITRATION

10.1 Submission to Arbitration. The Company and Employee agree to submit any and all claims or controversies relating to Employee’s employment or the termination of that employment to final and binding arbitration in Los Angeles, California, or such other locale as the parties may agree upon, under the Streamlined Arbitration Rules, including the rules thereof pertaining to the production of documents and other information (the “Rules”), of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) except as they may be modified herein (including in Section 11.4.1 below) or by mutual agreement of the parties. The exception is that nothing in this Agreement shall be interpreted to prevent or restrict the parties’ rights to seek provisional injunctive relief in an appropriate forum pursuant to Section 11.4.3 below. Employee understands that by entering into this Agreement, Employee is waiving any right Employee may have to file a lawsuit or other civil action or proceeding whether or not relating to Employee’s employment with the Company, and that Employee is waiving any right that Employee may have to resolve disputes through trial by jury.

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10.2 Claims Covered by this Agreement. The Company and Employee mutually consent to the resolution by arbitration of all claims or causes of action (collectively, “Claims”) that the Company may have against Employee, or that Employee may have against the Company or any of its officers, directors, Employees or agents in their capacity as such or otherwise, arising out of Employee’s employment, including the termination of that employment. The Claims covered by this Section 11 include, but are not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for defamation; claims for discrimination (including, but not limited to, race, sex, sexual harassment or any type of unlawful harassment, religion, national origin, age, marital status, medical condition, disability, or sexual orientation); and claims for violation of any federal, state or other law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the California Fair Employment & Housing Act, the California Family Rights Act, the Consolidated Omnibus Budget Reconciliation Act, Employee Retirement Income Security Act, the Fair Labors Standards Act, the California Labor Code, the Immigration Reform and Control Act, the California Business and Professions Code section 17200 et seq., and any other local, state, or federal law concerning employment or employment discrimination. However, Claims Employee may have for workers’ compensation or unemployment compensation benefits are not covered by this Section 11.

10.3 Required Notice of All Claims and Statute of Limitations. The Company and Employee agree that the aggrieved party (a “Claimant”) must give to the other party written notice (a “Demand Notice”) of any Claim within the statute of limitations provided by law for the Claim sued upon. A Demand Notice addressed to the Company or its officers, employees or agents, shall be sent to the Company at the address set forth in Section 9. A Demand Notice addressed to Employee shall be sent to the most recent address recorded in Employee’s personnel file. The Demand Notice shall identify and describe the nature of all Claims asserted and detail the facts upon which such Claims are based. The Demand Notice shall be sent to the other party by certified or registered mail, return receipt requested.

10.4 Arbitration Procedures.

10.4.1 A Claimant will appoint an arbitrator in the Demand Notice. Within five (5) days of receipt of the Demand Notice, the party against whom the Claim is made (the “Respondent”) will notify the Claimant and JAMS of its acceptance or rejection of the arbitrator appointed in the Demand Notice. If the Respondent rejects the arbitrator appointed in the Demand Notice, then JAMS will appoint an arbitrator to oversee the proceeding within five (5) days of receipt of the Respondent’s notice of rejection. By whomever appointed, the arbitrator will act as the sole arbitrator in the arbitral proceeding. The parties specifically agree that, as to any proceeding initiated pursuant to this Section 11 the arbitrator will be empowered to award and order equitable or injunctive relief with respect to matters brought before him.

10.4.2 There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of non-privileged materials, including but not limited to, documentary evidence, documents and electronic information, relevant to any parties’ claim or defense, subject to limitations imposed by the arbitrator based on reasonable expense, duplication and undue burden, (b) depositions of all party witnesses; and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the State of California’s Code of Civil Procedure. A court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. Any dispute or objections regarding discovery or the relevance of evidence shall be determined by the arbitrator. All discovery shall be completed within 120 calendar days following the appointment of the arbitrator, unless the arbitrator otherwise determines. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) calendar days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible.

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10.4.3 Arbitration pursuant to this Section 11 shall be the exclusive method available for resolution of claims, disputes and controversies described in this Section 11, and the parties stipulate that the provisions hereof shall be a complete defense to any suit, action, or proceeding in any court or before any administrative or arbitration tribunal with respect to any such claim, controversy or dispute.

10.4.4 Notwithstanding the terms of this Section 11, each party acknowledges and agrees that the other parties may be damaged irreparably if this Agreement is not performed in accordance with its terms or otherwise is breached, and that, at any time before and after a Demand Notice is presented, the parties shall be free to apply to any court of competent jurisdiction for interim or conservatory measures (including temporary conservatory injunctions) to prevent breaches of this Agreement and to enforce specifically this Agreement and its terms. The parties acknowledge and agree that any such action by a party shall not be deemed to be a breach of such party’s obligation to arbitrate all disputes under this Section 11 or infringe upon the powers of any arbitrator.

10.4.5 The Arbitrator shall apply substantive federal or California as appropriate to the claim(s) asserted, and may award any type of relief that would be available to the Parties in court.

10.5 Arbitration Fees and Costs. The Company shall pay all fees of the Arbitrator and any arbitration service at the time such fees are incurred. Either party, at its expense, may arrange for and pay the cost of a court reporter to provide a stenographic record of the proceedings.

10.6 Employee Rights and Costs. Employee understands and agrees that, at Employee’s expense, Employee has the right to hire an attorney to represent Employee in the arbitration. Employee also understands that all Parties shall have the right to present evidence at the arbitration, through testimony and documents, and to cross-examine witnesses called by another party. Employee understands that Employee is responsible for paying the fees of any witnesses testifying at Employee’s request, just as Employee would be required to do when litigating a lawsuit in court.

10.7 Decision and Award. The Arbitrator’s decision shall be in writing and shall reveal the essential findings and conclusions on which the award is based, and shall be final and binding upon the parties and not subject to collateral attack. Judgment based upon the Arbitrator’s decision may be entered in any federal or state court having jurisdiction thereof. The statement and award, if any, of the Arbitrator shall be based on the terms of this Agreement, the findings of fact, and the statutory and decisional case law to this dispute. The decision shall also allocate the costs of the arbitration proceeding between the Parties, to the extent permitted by law (excluding the costs of the Arbitrator, which shall be paid by the Company.) The Arbitrator’s decision shall be filed with JAMS and mailed to the parties no later than thirty (30) calendar days after the close of the arbitration hearing.

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10.8 Confidentiality. The Parties shall keep confidential, and not disclose the fact that there is a dispute between the Parties, the details of the dispute, the fact of the arbitration and all details relating to the proceeding, except as required by law and consistent with the Parties’ right to limited judicial review of the arbitrator’s award. All statements, documents, claims, demands, transcripts, evidence, discovery materials or communications, whether oral, written, electronic or in any other form, that are submitted or prepared by any party in connection with an arbitration proceeding initiated pursuant to this Section 11 shall be Confidential Information for the purposes of Section 5 above.

10.9 Enforcement. This Section 11 may be enforced by a court of competent jurisdiction through the filing of a petition to compel arbitration, or otherwise. The decision and award of the Arbitrator may also be judicially enforced pursuant to applicable law.

[signatures to follow]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

THE COMPANY:

PINEAPPLE EXPRESS, INC.,
a Wyoming corporation

By:	/s/ Matthew Feinstein
Name:	Matthew Feinstein
Title:	CEO and President

EMPLOYEE:

/s/ Matthew Feinstein
Matthew Feinstein

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EXHIBIT A

Job Description and Work Schedule

1.1 Job Description

Supervise and control all strategic and business aspects of the company. Responsibly lead the company by providing strategic direction and by creating a vision for success. Drive the company’s development and guide it towards long-term success.

Job Duties:

●	Develop high quality business strategies and plans ensuring their alignment with short-term and long-term objectives

●	Lead and motivate subordinates to advance employee engagement develop a high performing managerial team

●	Oversee all operations and business activities to ensure they produce the desired results and are consistent with the overall strategy and mission

●	Make high-quality investing decisions to advance the business and increase profits

●	Enforce adherence to legal guidelines and in-house policies to maintain the company’s legality and business ethics

●	Review financial and non-financial reports to devise solutions or improvements

●	Build trust relations with key partners and stakeholders and act as a point of contact for important shareholders

●	Analyze problematic situations and occurrences and provide solutions to ensure company survival and growth

●	Maintain a deep knowledge of the markets and industry of the company

1.2 Work Schedule

Employee agrees to devote no less than 100% of a full-time schedule, or 40 hours per week, on those specific activities described above as directed by the Board of Directors of employee may choose to work one day per week from home.

B-1